EXECUTION VERSION

TRADEMARK SECURITY AGREEMENT dated as of May 2, 2011 (this “Agreement”), between Dopaco, Inc. (the “U.S Grantor”) and The Bank of New York Mellon, as collateral agent (in such capacity, the “Collateral Agent”).
Reference is made to (a) the Collateral Agreement dated as of November 5, 2009 (as amended, restructured, renewed, novated, supplemented, restated, replaced or otherwise modified from time to time, the “Collateral Agreement”), among Reynolds Group Holdings Inc. (“RGHI”), Pactiv Corporation (“Pactiv”), Reynolds Consumer Products Holdings Inc. (the “U.S. Term Borrower” and, together with RGHI and Pactiv, the “U.S. Term Borrowers”), Closure Systems International Holdings Inc. (together with the U.S. Term Borrowers, the “Borrowers”), Reynolds Group Issuer LLC (the “U.S. Issuer”), Reynolds Group Issuer Inc. (the “U.S. Co-Issuer” and, together with the U.S. Issuer, the “Issuers”), the Subsidiaries of Reynolds Group Holdings Limited (“Holdings”) from time to time party thereto and the Collateral Agent, (b) the Amended and Restated Credit Agreement dated as of February 9, 2011 (as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the European Borrowers (as defined therein), Holdings, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent, (c) the Indenture dated as of November 5, 2009 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “2009 Senior Secured Note Indenture”), among Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee (in such capacity, the “2009 Indenture Trustee”), principal paying agent, transfer agent and collateral agent and The Bank of New York Mellon, London Branch, as paying agent, (d) the Indenture dated as of October 15, 2010 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “2010 Senior Secured Note Indenture”), among RGHL US Escrow I LLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon, as trustee (in such capacity, the “2010 Indenture Trustee”), principal paying agent, registrar and transfer agent and The Bank of New York Mellon, London Branch, as paying agent, (e) the Indenture dated as of February 1, 2011 (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or otherwise modified from time to time, the “2011 Senior Secured Note Indenture”, and together with the 2009 Senior Secured Note Indenture and the 2010 Senior Secured Note Indenture, the “Senior Secured Note Indentures”) among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee (in such capacity, the “2011 Indenture Trustee”), principal paying agent, registrar, transfer agent and collateral agent, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent. The Lenders have agreed to extend credit to the Borrowers pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The Senior Secured Note Holders have agreed to extend credit to the Issuers pursuant to, and upon the terms and conditions specified in, the Senior Secured Note Indentures. The parties hereto agree as follows:
SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified pursuant to the Collateral Agreement. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.
SECTION 2. Grant of Security Interest. The U.S. Grantor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a Security Interest in all of the U.S. Grantor’s right, title or interest in, to and under all of the Trademarks of the U.S. Grantor (including those listed on Schedule I hereto) now owned or at any time hereafter acquired by the U.S. Grantor or in which the U.S. Grantor now has or at any time in the future may acquire any right, title or interest as security for the payment or performance, as the case may be, in full of the Obligations.
SECTION 3. Purpose. This Agreement has been executed and delivered by the parties hereto for the purpose of recording the grant of the Security Interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions set forth in the Collateral Agreement.
SECTION 4. Collateral Agreement. The U.S. Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Trademarks are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DOPACO, INC.
By

Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent,
By

Name:
Title:

Schedule I
Trademarks

DOPACO, INC.
U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.
DOPACO D	9/4/1990	1,612,042

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